Filed Pursuant to Rule 424(b)(5)
Registration No. 333-218838

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2017)

$4,200,000
Common Stock

This prospectus supplement (this “Supplement”) updates and amends certain information contained in the prospectus supplement, dated November 22, 2019 (the “Prospectus Supplement”), to the prospectus dated July 11, 2017 (the “Prospectus” and, together with the Prospectus Supplement, the “November 2019 Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $1,700,000 from time to time through H.C. Wainwright & Co., LLC, or Wainwright, as sales agent, in “at the market” equity offerings (as defined in Rule 415 promulgated under the Securities Act of 1933, as amended) pursuant to the sales agreement (the “Agreement”), dated November 22, 2019, that we entered into with Wainwright.

This Supplement should be read in conjunction with the November 2019 Prospectus, and is qualified by reference to the November 2019 Prospectus, except to the extent that the information presented herein supersedes the information contained in the November 2019 Prospectus.  This Supplement is not complete without, and may only be delivered or used in connection with, the November 2019 Prospectus, including any amendments or supplements thereto.

Our common stock is listed on the NYSE American under the symbol “EMAN.” On February 12, 2020, the closing sale price of our common stock on the NYSE American was $0.47 per share.

As of February 1, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was $26,693,660 based on 51,082,645 shares of outstanding common stock, of which 39,841,283 shares are held by non-affiliates, and a per share price of $0.67, based on the closing price of our common stock as quoted on the NYSE American on January 23, 2020. During the 12 calendar months prior to and including the date of this Supplement, we have sold $5,445,507 of securities pursuant to General Instruction I.B.6. of Form S-3.

We are filing this Supplement to update and amend the November 2019 Prospectus to update the dollar amount of shares we may sell under General Instruction I.B.6. of Form S-3.  We may currently offer and sell shares of our common stock having an aggregate offering price of up to $2,517,887 from time to time under General Instruction I.B.6. of Form S-3.  If our public float increases such that we may offer and sell more than $2,517,887 under General Instruction I.B.6. of Form S-3, we will file another prospectus supplement prior to making sales in excess of $2,517,887.

Additionally, we are filing this Supplement to reflect the amendment (the “Amendment”) to the Agreement, dated February 13, 2020, by and between us and Wainwright. Pursuant to the terms of the Amendment, we may offer and sell the lesser of such number of shares of our common stock that (a) equals the number or dollar amount of shares of our common stock registered on the registration statement pursuant to which this offering is being made, (b) equals our authorized but unissued shares of common stock (less the number of shares of our common stock issuable upon exercise, conversion or exchange of any of our outstanding securities or otherwise reserved from our authorized capital stock), (c) equals the number or dollar amount of shares of common stock authorized by our board of directors, or (d) would cause us or this offering to not satisfy the eligibility and transaction requirements for use of Form S-3, including, if applicable, general instruction I.B.6 of Form S-3,  from time to time through Wainwright in “at the market” equity offerings.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" in the Prospectus and in the Prospectus Supplement, and under similar headings in other documents incorporated by reference into this Supplement .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, the Prospectus Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

Prospectus Supplement dated February 13, 2020.